Exhibit 99.5

FOR IMMEDIATE RELEASE

CONTACT
Gregory Hughes
Chief Financial Officer
(212) 594-2700

SL GREEN REALTY CORP. SELLS 70 WEST 36TH STREET FOR $61.5 MILLION

New York, NY, January 30, 2007 - SL Green Realty Corp. (NYSE: SLG) today announced that is has entered into an agreement to sell 70 West 36th Street for $61.5 million, or $393 per square foot.  The Company expects to realize a gain on this sale of approximately $50.2 million.

The 156,532 square foot office property, which is situated on 36th Street between Fifth Avenue and Avenue of the Americas, was contributed to the SL Green portfolio during the Company’s IPO for approximately $9.35 million.  From 1997 to 1998, 70 West 36th Street was the Headquarters of SL Green Realty Corp.  Since its contribution, SL Green employed a strategic renovation program that included upgrading the lobby, elevators and corridors.  Currently the property is 100% leased to a solid tenancy that includes Bank Hapoalim, First Quality Maintenance and Allstate Insurance.

Marc Holiday, President & Chief Executive Officer of SL Green Realty Corp., stated, “Our 2007 portfolio growth objectives, as noted at our 2006 Investor Conference this past December, include upgrading the portfolio through selective non-core divestitures of at least $250 million of non-core assets.  We are determined to accomplish this goal and are aggressively chipping away at it as demonstrated by the recent sale of One Park Avenue and now the sale of 70 West 36th Street.”

Andrew Mathias, Chief Investment Officer of SL Green Realty Corp., added, “The key to delivering greater value to our shareholders will be sheltering gains from sales via tax efficient exchanges.  With the sale of 70 West 36th Street, we are doing exactly that:  proceeds will be deployed into the recently acquired Reckson Portfolio.”

Rich Baxter and Ron Cohen of Cushman & Wakefield represented SL Green in the transaction.

The transaction is expected to close the first quarter of 2007.

About SL Green Realty Corp.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. The Company is the only publicly held REIT that specializes exclusively in this niche.  As of December 31, 2006, the Company owned 28 office properties totaling 19.0 million square feet. The Company’s retail space ownership totals 296,000 square feet at eight properties.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.